Exhibit 99.1
For Immediate Release

FIRST NBC BANK ANNOUNCES FLORIDA ACQUISITION

NEW ORLEANS, LA (January 16, 2015) - First NBC Bank, the banking subsidiary of First NBC Bank Holding Company (“First NBC”) (NASDAQ: FNBC), announced today that it has entered into an agreement with the Federal Deposit Insurance Corporation (“FDIC”) to purchase certain assets and assume certain liabilities of First National Bank of Crestview, a national full-service commercial bank headquartered in Crestview, Florida, which was closed and placed into receivership today. First NBC Bank will not acquire any of the other real estate owned of First National Bank of Crestview. The transaction is effective immediately and does not include a loss-share agreement with the FDIC.

As of September 30, 2014, First National Bank of Crestview reported approximately $79.7 million in total assets and $78.6 million in total deposits. In addition to assuming all of the deposits of First National Bank of Crestview, First NBC Bank agreed to purchase approximately $62.0 million of the failed bank's assets, consisting of its performing loans, substantially all of its investment securities portfolio and its three banking facilities, with the FDIC retaining the remaining assets.

The three banking locations operated by First National Bank of Crestview will reopen as branches of First NBC Bank and will be fully operational during normal banking hours on Tuesday, January 20, 2015. All deposits of the former First National Bank of Crestview are being assumed by First NBC Bank as a part of the transaction and will continue to be insured by the FDIC up to the full amount provided by law. Over the weekend, customers of the former First National Bank of Crestview will continue to have access to the funds in their accounts by writing checks or using ATMs or debit cards. Checks drawn on the bank will continue to be processed, and loan customers should make payments as usual.

“We welcome the customers and employees of First National Bank of Crestview into the First NBC family,” stated Ashton J. Ryan, Jr., Chief Executive Officer and President of First NBC. “We look forward to bringing the high level of customer service for which we are known, as well as our broad range of products and services, to a market that our Board of Directors has long viewed as attractive. We currently provide financial services to numerous banking customers who reside or do business in the Florida Panhandle, and the acquisition enables us to better serve the needs of those customers, as well as the many others within the market looking for a more customer-centric financial services alternative. The acquisition marks First NBC's entry into the Florida market, a market the Board considers to be extremely attractive due to its size, significant tourism base and historical affiliation with the New Orleans market. First NBC expects to expand its newly acquired Florida footprint to the Florida Coast in the near future.”

Highlights of the Transaction

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Deposits. First NBC Bank is assuming all of the outstanding deposits, including all uninsured deposits, of First National Bank of Crestview which totaled approximately $78.6 million as of September 30, 2014 at no premium. First NBC Bank will have approximately $3 billion in deposits after the acquisition of First National Bank of Crestview on a proforma basis at September 30, 2014.

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Branches. The acquisition of First National Bank of Crestview, expands the geographic footprint of First NBC Bank into the State of Florida, a banking market deemed attractive by the Board of Directors. As of June 30, 2014, the most recent date for which such information is available, First National Bank of Crestview was the largest bank by deposits in Crestview, Florida, with a deposit share of 21.94%. As of the same date, First National Bank of Crestview held approximately 2.39% of the deposits in Okaloosa County, Florida. Source: www.fdic.gov.

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Regulatory. First NBC bank has received all required regulatory approvals to complete the transaction. In addition, based on its preliminary analysis, First NBC Bank will continue to remain "well-capitalized" under applicable regulatory capital standards following the acquisition of First National Bank of Crestview, with a tier 1 leverage capital ratio of approximately 11.01%.

About First NBC Bank Holding Company

First NBC, headquartered in New Orleans, Louisiana, offers a broad range of financial services through its wholly-owned banking subsidiary, First NBC Bank, a Louisiana non-member bank. First NBC’s primary market is the New Orleans metropolitan area and the Mississippi Gulf Coast. Prior to this acquisition, First NBC operated from 32 full service banking offices throughout its market and a loan production office in Gulfport, Mississippi and had 487 employees at September 30, 2014.
This release contains certain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements do not relate strictly to historical or current facts. Forward-looking statements reflect management’s current views and estimates of future economic circumstances, industry conditions, company performance and financial results. They often include the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors - many of which are beyond First NBC’s control - could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. Forward-looking statements regarding the transaction are based upon currently available information.
Among other factors, actual results may differ from those described in forward-looking statements due to the anticipated benefits from the proposed transaction are not realized in the time frame anticipated or at all as a result of changes in general economic and market conditions, interest rates, laws and regulations and their enforcement, and the degree of competition in our markets; the ability to promptly and effectively integrate the acquired assets and liabilities, and ongoing business relationships, of the acquired entity; the reaction of customers to the transaction; diversion of management time on acquisition-related issues; changes in asset quality and credit risk; the inability to sustain revenue and earnings; and competitive conditions. First NBC’s Annual Reports on Form 10-K and other reports filed with the Securities and Exchange Commission (“SEC”) describe some additional factors that could cause actual conditions, events or results to differ significantly from those described in forward-looking statements.
Forward-looking statements speak only as of the date they are made. Copies of First NBC’s reports filed with the SEC are available in the Investor Relations section of First NBC’s website, www.firstnbcbank.com. First NBC does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made or to reflect the occurrence of unanticipated events.

For further information contact:
First NBC Bank Holding Company
Ashton J. Ryan, Jr.
President and Chief Executive Officer
(504) 671-3801
aryanjr@firstnbcbank.com